Exhibit 10.3

Note: Redacted portions have been marked with [***].  The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

FEDERAL HOME LOAN BANK OF BOSTON

2005 EXECUTIVE INCENTIVE PLAN

March 2005

Purpose

The Federal Home Loan Bank of Boston (Bank) has established an Executive Incentive Plan (EIP) to:

•                  promote achievement of the Bank’s financial and non-financial objectives as spelled out in the 2005 Strategic Business Plan;

•                  provide total annual compensation (i.e., salary plus incentive) that is competitive with other financial institutions in the employment markets in which the Bank competes, including other Federal Home Loan Banks; and

•                  facilitate the retention and commitment of corporate officers.

Overall Business Purpose

The Bank’s overall business purpose, as described in the Bank’s 2005 Strategic Business Plan, has been and continues to be to provide reliable value to its shareholding members.  In all economic climates, the Bank provides its members with:

•                  a reliable source of competitively priced liquidity in the form of advances and asset-purchase programs, as well as other products and services; and

•                  a dividend yield above short-term market rate indices.

The Bank has an affirmative obligation to safeguard the investments of its shareholders and creditors.  As such, the Bank has a robust approach towards risk management, the crux of which is a conservative operating philosophy.  The Bank strives to minimize its market, credit, and liquidity risks, and it carefully monitors and manages all of its risk exposures, including its exposure to business and operational risk.

Incentive Goals and Targets

The goals in the 2005 EIP are compatible with the financial and non-financial objectives in the 2005 Strategic Business Plan and the Bank’s overall business purpose.  There will be four financial goals (one focused on profitability, the other three on balance sheet growth), two non-financial goals (one concerning improved examination results and a second to cover non-financial, operational objectives), and one discretionary goal.  The goals, with the weights by tiers, are summarized in the following table with detail next:

	Weight			Threshold	Target	Excess
Goal	Pres.	1	2
Pre-tax ROE (Adjusted for Net Prepayment Fees) Spread to LIBOR	15%	20%	25%	300 basis points	360 basis points	480 basis points

Percentage Growth in Average CDA and NEF Advances 2005 Over 2004	10%	10%	10%	5 percent	10 percent	15 percent

Percentage Growth in Average Advances and MPF Balances 2005 Over 2004 Members<$5B	10%	10%	10%	10 percent	12 percent	15 percent

Percentage Growth in Average Advances and MPF Balances 2005 Over 2004 Members>$5B	10%	10%	10%	Maintain 2004 average	5 percent	10 percent

Improved Examination Results	15%	15%	15%	N.A.	“Fair” rating in 2005 exam report	“Satisfactory” rating in 2005 exam report

Operational Component	10%	15%	20%	Based on accomplishments as defined	Based on accomplishments as defined	Based on accomplishments as defined

Discretionary Component	30%	20%	10%	As documented by supervisor	As documented by supervisor	As documented by supervisor

Financial Goals in the 2005 EIP

2005 Goal:	Pre-tax ROE (Adjusted for Net Prepayment Fees) Spread to LIBOR
Weights:	President: 15 percent; Tier 1: 20 percent; Tier 2: 25 percent
Threshold:	300 basis points
Target:	360 basis points
Excess:	480 basis points

The metric will be the spread by which the Bank’s pre-tax (i.e., pre-REFCorp and pre-AHP) ROE (adjusted for net prepayment fees) exceeds the daily average of the bond-equivalent yield of three-month LIBOR.

The difference between “ROE” and “ROE Adjusted for Net Prepayment Fees” is that the latter defers the net effect of prepayment fee income from advances or investments and associated debt retirement and hedge unwind expenses over the expected remaining lives of the assets that were prepaid.  The exclusion of prepayment fee income and associated debt retirement and swap unwind expense from the core ROE metric removes the potential for “windfall” compensation in the event of heavy prepayment fee income and removes a conflict with the objective of prudent asset-liability management by excluding the otherwise punitive cost of debt retirement and swap unwind expense.

The metric is not distorted by the general level of interest rates (which affects both dollar earnings and prepayment speeds on advances) and eliminates a tax bias associated with REFCorp and AHP.

The incentive target of 360 basis points is the same as the projection for adjusted pre-tax ROE spread to LIBOR in the “base case” of the 2005 Strategic Business Plan.  The identical goal with a target of 350 basis points was included in the 2004 EIP.

2005 Goal:

Growth in CDA and NEF Advances

Weights:	President: 10 percent; Tier 1: 10 percent; Tier 2: 10 percent

Threshold:

5 percent growth

Target:	10 percent growth
Excess:	15 percent growth

The focus of the mission-related metric will be to expand member lending activities in the communities they serve through the Bank’s Community Development Advances (CDA) and New England Fund (NEF) advances.(1)

The average CDA and NEF advances balance for 2004 was $1.17 billion.  A ten percent increase would grow average mission-related advances to $1.29 billion. This increase would be driven by

(1) This goal is measured using the following advance product types: 822, 873, 877, 878, 879, 903, 904, and 914.

relatively small advances disbursements.  The average CDA disbursement for housing-related purposes is projected to average $3.9 million and economic development $1.5 million in 2005.

Bank staff will actively use the outreach and education tools available to achieve the goal, including the successful Community Development Consult program, funding strategies, training programs, and publication of examples of successful initiatives.

This would be a new goal for 2005.  It would replace the 2004 goal called “Commuity Development Outreach Initatives,” which was not focused on balance sheet growth per se.

2005 Goal:

Members with Assets <$5 Billion - Growth in Advances and MPF

Weights:	President: 10 percent; Tier 1: 10 percent; Tier 2: 10 percent
Threshold:	10 percent growth
Target:	12 percent growth
Excess:	15 percent growth

2005 Goal:

Members with Assets >$5 Billion - Growth in Advances and MPF

Weights:	President: 10 percent; Tier 1: 10 percent; Tier 2: 10 percent
Threshold:	Maintenance of 2004 average
Target:	5 percent growth
Excess:	10 percent growth

The “base case” projection in the 2005 Strategic Business Plan is that average advances and Mortgage Partnership Finance (MPF) loans will be basically unchanged between 2004 and 2005 — an average of $29.83 billion in 2004 compared with a projected average of $29.69 billion in 2005.  Advances projections are based on member surveys and one-on-one discussions with certain of the Bank’s larger customers.  Significant MPF growth is heavily dependent on a single member that has been unwilling to purchase the capital stock necessary to support the loans on the Bank’s balance sheet.  The projections do not factor in further industry consolidation or the recuitment of one or more members of significant size.

Notwithstanding the projections for 2005, it is important that management be incented to grow the Bank’s core businesses of advances and MPF.  In 2005 the Bank will focus on the needs of community bank members as well as the larger, regional and money-center institutions.  Separate goals have been established for the two membership groups.(2)

(2) Average Advances and MPF Balances is defined as the average daily balance of advances (net of CDA and NEF) plus the average monthend balance of MPF.  Under MPF, opportunities for participations with other MPF Banks will count toward the goal.  To measure these goals, the following Boston Bank members will be a part of the greater than $5 billion asset group: all Citizens Bank affiliates that are subsidiaries of the Royal Bank of Scotland Group; all Bank of America owned affiliates; and all captive reinsurance companies.  For members other than Fleet, which is expected to merge into Bank of America-Charlotte in June 2005 and transfer its advances to a new affiliated member, if a member merges into a non-member, the merged entity’s balances will be excluded from the calculation for 2005 and the average balance for 2004.  If a member merges into a member with assets greater than $5 billion, all of the merged member’s balances for 2004 and to the 2005 merger date will be included in the greater than $5 billion asset group.

The Bank has the greatest ability to influence advances borrowings and mortgage sales among members with assets under $5 billion.  Bank staff work with member management teams and boards of directors to provide a variety of education programs along with financial management tools and models to assist in evaluating options for balance sheet and funding cost management.  We have established a target of increasing average combined gross balances of advances (net of CDA and NEF advances), MPF, and other similar lending activities for this segment of the membership by 12 percent between 2004 and 2005.  This segment is comprised of 452 members as of December 31, 2004, with average 2004 advances balances of $14.0 billion and MPF balances with the Bank of approximately $1.0 billion.

Management also will work with the large members to obtain a greater share of their wholesale funding and mortage loan sales in the secondary market.  Thus, a target goal of a 5 percent increase in average advances (net of CDA and NEF advances) and MPF to members with assets greater than $5 billion has been established.  Fifteen members with the inclusion of Balboa, Melville Reinsurance, and Fleet/Bank of America comprise this segment of members.  They held $9.6 billion in advances and had MPF balances of $3.1 billion at year-end 2003.  The advances volume had dropped by $2 billion at October 31, 2004, and MPF balances stood at $3.4 billion.  More recently, the Bank has been able to re-build short-term funding balances to put this segment’s advances at $12.8 billion on December 31, 2004.  MPF business remained lower than anticipated at $3.1 billion.  The goal has been established keeping in mind that the advances business from these members is almost entirely rate sensitive, short-term in nature, less profitable and particularly subject to business decisions over which the Bank has no control. The MPF volume is subject to a servicing released option and constraints associated with the capital requirement.

The combination of these two asset building goals is similar to a goal in the 2004 incentive plan, the only differences being that the 2004 goal was inclusive of CDA and NEF advances and was stated in terms of dollar growth year-end over year-end rather than percentage growth in average balances.  Having a separate goal for growing CDA and NEF advances puts a special focus on targeted housing programs, which is consistent with the Bank’s mission statement.  There is no substantive difference between a dollar-growth goal and a percentage-growth goal, and the switch from a point-in-time to an average-balance basis will incent the development of sustained business with the members.

Non-financial Goals in the 2005 EIP

2005 Goal:

Improved Examination Results

Weights:	President: 15 percent; Tier 1: 15 percent; Tier 2: 15 percent
Threshold:	None
Target:	“Fair” rating in 2004 exam report
Excess:	“Satisfactory” rating in 2004 exam report

In 2005 exam reports, the Federal Housing Finance Board plans to include a rating of “satisfactory,” “fair,” “marginal,” or “unsatisfactory.”  A payment on this goal will be made at target if the Bank’s rating is “fair.”  A “satisfactory” rating will result in an excess payout on this goal.

This goal did not exist in the 2004 incentive plan

2005 Goal:

Operational Component

Weights:	President: 10 percent; Tier 1: 15 percent; Tier 2: 20 percent
Threshold:	As defined below
Target:	As defined below
Excess:	As defined below

Payments awarded under the operational component will be based on an evaluation of an EIP participant’s role in achieving relevant non-financial objectives through individual efforts or leadership at the department or team level.  Non-financial, operational objectives include:

•                  Complete preparations for compliance with Sarbanes-Oxley Sections 302 and 404;

•                  Initiate registration with the Securities and Exchange Commission (SEC);

•                  Implement operating improvements to fully respond to the 2004 examination findings, including a revised retained earnings plan;

•                  Begin efforts to implement the conversion to the Mortgage Purchase Program (MPP) upon resolution of the 2004 examination findings;

•                  Complete the Summit application conversion phases, specifically Phase 1 (investments and non-swapped debt) by May 2005, Phase 2 (derivatives) by September 2005, and Phase 3 (MBS) by first quarter 2006;

•                  Initiate a records retention and management program;

•                  Amend the Bank’s Capital Plan to support asset growth;

•                  Assess operational impact of changes to FHLB Direct and Profile;Otherwise complete initiatives in the technology, marketing, community lending, communications, or human resources plans.

Managers will write goals and objectives for each EIP participant to use as a basis of this evaluation.  Managers will select a payout percentage for this individual component from a range of threshold to the maximum payout percentage.   If the award is not substantially achieved, a payment of zero for this component can also be awarded.   Managers will select a payout percentage for each employee based upon the following performance levels:

Percentage Awarded	Performance Level
Zero	The individual was unable to substantially accomplish the goals, or did not accomplish them in a manner expected for the position.
Threshold Percentage	Individual partially achieved the results expected for the year, however certain items were not completed or they were not accomplished in the manner expected for the position.

Target Percentage	Goals for the year were completed and accomplished in a manner expected for the position.
Excess Percentage	Individual not only accomplished the results that were expected, but his/her achievements greatly exceeded expectations.

The EIP will allow managers to also select payouts between threshold and target or between target and excess to show the degree to which the EIP participant accomplished these results.

2005 Goal:

Discretionary Component

Weights:	President: 30 percent; Tier 1: 20 percent; Tier 2: 10 percent
Threshold:	As defined by manager/supervisor
Target:	As defined by manager/supervisor
Excess:	As defined by manager/supervisor

This is a subjective goal that a manager/supervisor can award based on a participant’s leadership, work ethic, attitude, or other such similar intangible attribute that contributes to the Bank’s success.  Managers/supervisors need to provide reasonable documentation that states the basis for whatever award is recommended under the discretionary component.

Incentive Potential

Eligible employees will be assigned an incentive award potential expressed as a percentage of the incumbent’s base salary in effect at yearend 2005 as follows:

	Incentive as a Percent of Salary
	Threshold	Target	Excess

President	25.00%	35.00%	50.00%

Tier I	18.75%	25.00%	37.50%

Tier II	15.00%	20.00%	30.00%

2005 Participation

The following individuals are participants in the EIP for 2005:(3)

President	Tier I	Tier II
Michael A. Jessee	Edward Dumas	[***]
M. Susan Elliott
John T. Eller
William Hamilton
Ellen McLaughlin
Frank Nitkiewicz
Bill Oakley
Michael L. Wilson

EIP Administration

The EIP is administered by the Personnel Committee of the Board of Directors (Committee), which shall have full power and binding authority to construe, interpret, and administer the EIP, and to adjust it during or at the end of the calendar year covered by the EIP for extraordinary circumstances.  Extraordinary circumstances may include changes in business strategy, termination or commencement of business lines, impact of severe economic fluctuations, significant growth or consolidation of the membership base, or significant regulatory or other changes impacting the Bank or Bank System.

The Committee reserves the right at any time to amend, suspend or terminate the EIP in whole or in part for any reason and without the consent of any EIP participant, provided that no such amendment shall adversely affect the rights for EIP participants with respect to amounts earned prior to such amendments.

The Bank’s President and Chief Executive Officer will determine participation in the EIP with the concurrence of the Committee.

Any individual hired or promoted into an eligible position during the year shall have any earned incentive award prorated based on months of EIP participation, providing he/she has served a minimum of six months in that role and otherwise satisfies the EIP’s requirements.

EIP participants who terminate employment with the Bank by reason of death or disability prior to the conclusion of the year will receive a pro rata payment of any incentive award earned, based

(3) All corporate officers are listed as EIP participants with one exception: [***].  [***] is a participant in the Bank’s Sales Incentive Plan and is eligible for an incentive award equivalent to a Tier II participant in the EIP.

on the months of completed service as an EIP participant during the year.  Beneficiaries of such payments will be the same as identified in the Bank’s group insurance plan.

Any EIP participant who terminates employment before the end of the plan year forfeits any earned award.  Any EIP participant whose service with the Bank is terminated for cause will receive no payment.  If any EIP participant has had poor performance during the year, any potential payment may be subject to reduction or elimination.

The Bank may make such provisions, as it deems appropriate, for withholding payroll taxes in connection with payment of EIP awards.

The Bank also has several other incentive programs for staff at the Bank designed to motivate employees to become more innovative and productive. The Bank’s President is responsible for the administration of each of these programs and has the authority to construe, implement, and administer programs, as appropriate.